Exhibit 5.1

PricewaterhouseCoopers LLP Chartered Accountants 111 5 Avenue SW, Suite 3100 Calgary, Alberta Canada T2P 5L3 Telephone +1 (403) 509 7500 Facsimile +1 (403) 781 1825
Consent of Independent Auditors
We hereby consent to the incorporation by reference in this Registration Statement of Canadian Pacific Railway Limited on Form F-10 (Registration No. 333-159945) of our report dated February 23, 2009 relating to the consolidated financial statements and the effectiveness of internal control over financial reporting, which appears in Canadian Pacific Railway Limited’s Annual Report on Form 40-F for the year ended December 31, 2008. We also consent to the inclusion in this Registration Statement of our report dated February 23, 2009 relating to the schedule of “Supplemental United States Generally Accepted Accounting Principles Differences and Disclosures”, which appears as an exhibit to this Registration Statement. We also consent to the reference to us under the heading “Experts” in the Short Form Base Shelf Prospectus contained in such Registration Statement.
Chartered Accountants
Calgary, Canada
June 26, 2009
“PricewaterhouseCoopers” refers to PricewaterhouseCoopers LLP, an Ontario limited liability partnership, or, as the context requires, the PricewaterhouseCoopers global network or other member firms of the network, each of which is a separate and independent legal entity.